Exhibit 99.1

NEWS RELEASE	C2011-18
DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST

DST Contacts:

Kenneth V. Hager (816) 435-8603

Vice President and Chief Financial Officer

Media:

Matthew Sherman / Nicholas Lamplough

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Investors:

Art Crozier / Jennifer Shotwell / Larry Miller

Innisfree M&A Incorporated

(212) 750-5833

FOR IMMEDIATE RELEASE — November 2, 2011

DST SYSTEMS, INC. ANNOUNCES THIRD QUARTER 2011

FINANCIAL RESULTS AND CLOSING OF ALPS ACQUISITION

KANSAS CITY, MO (November 2, 2011) — DST Systems, Inc. (NYSE: DST) reported consolidated net income attributable to DST (“DST Earnings”) of $35.3 million ($0.76 per diluted share) for the third quarter 2011 compared to $54.3 million ($1.16 per diluted share) for the third quarter 2010.  DST Earnings for the nine months ended September 30, 2011 were $143.9 million ($3.07 per diluted share) compared to $225.2 million ($4.74 per diluted share) for the nine months ended September 30, 2010.

Taking into account certain non-GAAP adjustments explained herein, consolidated DST Earnings were $41.6 million ($0.90 per diluted share) for third quarter 2011 compared to $48.4 million ($1.03 per diluted share) for third quarter 2010, and $141.7 million ($3.02 per diluted share) for the nine months ended September 30, 2011 compared to $159.8 million ($3.36 per diluted share) for the nine months ended September 30, 2010.

The diluted EPS impact of non-GAAP adjustments for third quarter 2011 is summarized as follows:

Reported GAAP diluted EPS	$0.76
Business development expenses (professional fees)	0.01
Business advisory expenses	0.01
Net unrealized and realized losses on investments	0.06
Net loss on repurchase of convertible debentures	0.01
Employee termination expenses at BFDS	0.05
Adjusted Non-GAAP diluted EPS	$0.90

Third quarter 2011 financial highlights, taking into account non-GAAP adjustments, were as follows:

•                  Consolidated operating revenues (excluding out-of-pocket reimbursements) increased $29.8 million or 7.4% to $433.1 million as compared to third quarter 2010.  Financial Services operating revenues decreased $4.3 million or 1.5% resulting primarily from lower shareowner processing revenues which were partially offset by higher DST Global Solutions professional services revenues.  Output Solutions operating revenues increased $33.1 million or 26.7% reflecting the positive impact of Innovative Output Solutions Limited’s (“IOS”) acquisition of dsicmm Group Limited (“dsicmm”) in July 2010, DST’s acquisition of Newkirk Products, Inc. (“Newkirk”) in May 2011 and IOS’s acquisition of Lateral Group Limited (“Lateral”) in August 2011.

•                  Income from operations decreased $5.7 million or 8.3% compared to third quarter 2010.

•                  Financial Services income from operations decreased $4.9 million or 7.4% during the quarter to $61.1 million from lower operating revenues and higher costs associated with the development of new business initiatives, which were offset by a decrease of $9.1 million in deferred compensation costs (the effect of which is offset in other income).

•                  Output Solutions income from operations increased $100,000 during the quarter to $1.9 million as increases in the North America operations were substantially offset by decreases in the United Kingdom operations.

•                  Investments and Other income from operations decreased $800,000 during the quarter to $1.7 million from recognition of charges related to the vacating of a leased office facility.

•                  Equity in earnings of unconsolidated affiliates decreased $4.6 million as declines in earnings at Boston Financial Data Services (“BFDS”), International Financial Data Services (“IFDS”) and other unconsolidated affiliates were incurred.

•                  Other income decreased $8.0 million over the prior year quarter primarily from unrealized depreciation on trading securities (offsetting the reduction in deferred compensation expense in the Financial Services Segment).

•                  The Company’s income tax rate was 29.4% for third quarter 2011 as compared to 35.2% in third quarter 2010.  Income taxes during third quarter 2011 included an income tax benefit of approximately $2.5 million, or $0.05 per diluted share, associated with increased utilization of foreign credits.

Share-related and debt activity during third quarter 2011 was as follows:

•                  On September 20, 2011, DST’s Board of Directors declared a cash dividend of $0.35 per share payable on November 4, 2011 to shareholders of record as of the close of business on October 14, 2011.

•                  The Company had 44.2 million shares of common stock outstanding at September 30, 2011.  During third quarter 2011, the Company repurchased 2.4 million shares of DST common stock for $107.0 million or approximately $45.15 per share.  An additional 130,000 shares of DST common stock were repurchased in late September 2011, which settled in early October 2011 for $5.9 million or $45.45 per share.  After completion of these purchases, the Company had approximately 50,000 shares remaining under its existing share repurchase authorization.

•                  As noted in a separate announcement today, DST’s Board of Directors increased its share repurchase authorization by 2.0 million shares.  This additional share repurchase authorization will become effective January 1, 2012 and expire on December 31, 2013.  When the new repurchase authorization is combined with remaining shares from the existing authorization, the Company will have approximately 2,050,000 shares available to repurchase.  The Company expects to return capital to shareholders through additional share repurchases where excess cash is not needed to pay down debt or other obligations or to grow the Company’s business organically or through acquisitions or strategic partnerships.

•                  Average diluted shares outstanding for third quarter 2011 were 46.4 million shares, a decrease of 800,000 shares, or 1.7%, from second quarter 2011 and a decrease of 500,000 shares, or 1.1% from third quarter 2010.

•                  Total stock options, restricted stock and restricted stock units (“equity units”) outstanding at September 30, 2011 were 4.4 million, of which 3.5 million were stock options, 100,000 were restricted stock and 800,000 were restricted stock units.  Equity units decreased 100,000 units or 2.2% from June 30, 2011 and 2.0 million units or 31.3% from September 30, 2010.  The decrease in equity units from June 30, 2011 and September 30, 2010 results from the exercise and expiration of stock options, partially offset by new restricted stock unit grants.  Approximately 10% of the outstanding stock options at September 30, 2011 are scheduled to expire during the fourth quarter 2011.  The Company anticipates a minimal increase in shares outstanding during fourth quarter from the exercise of these options.

•                  During third quarter 2011, the Company repurchased $3.5 million of aggregate principal of the Series C senior convertible debentures for $3.8 million, resulting in a pretax loss of approximately $300,000.  At September 30, 2011, the Company had approximately $86.5 million of Series C debentures outstanding.

•                  At September 30, 2011, the Company’s total debt outstanding was $1,274.7 million, an increase of $110.6 million as compared to June 30, 2011, from the funding of previously announced acquisitions and the repurchase of DST common stock.

Business development activities

DST continued to make acquisitions in 2011 as part of its strategy to increase product capabilities and expand its presence in markets it currently serves and in adjacent markets.

During the third quarter 2011, DST completed the following acquisitions:

On August 5, 2011, DST’s IOS subsidiary completed the acquisition of the outstanding stock of Lateral, a U.K. company engaged in integrated, data driven, multi-channel marketing.  The acquisition of Lateral complements the existing IOS business in terms of services offered and business outlook.  In addition, this acquisition allows IOS to extend and develop its service/product offerings by further integrating communications through print, data and e-solutions and by providing additional solutions such as data insight and online marketing to the IOS client base.  IOS paid $41.7 million to acquire Lateral, which has approximately 440 employees and recorded $80.0 million of revenues during the year ended December 31, 2010.

On July 1, 2011, DST completed the acquisition of the assets of IntelliSource Healthcare Solutions (“IntelliSource”), whose principal product is CareConnect which provides an automated care management system.  The addition of the IntelliSource suite of solutions broadens DST Health

Solutions’ (medical claims processing) product offering for integrated care management.  IntelliSource is a wholly-owned subsidiary of DST Health Solutions and will be included in the Financial Services Segment.

ALPS Acquisition

On October 31, 2011, DST completed the previously announced acquisition of ALPS Holdings, Inc. (“ALPS”), a provider of a comprehensive suite of asset servicing and asset gathering solutions to open-end mutual funds, closed-end funds (“CEFs”), exchange-traded funds (“ETFs”) and alternative investment funds.

ALPS’ solutions fall into two major areas:  asset servicing and asset gathering.  Asset servicing clients include:

•                  Open-end mutual funds

•                  Exchange traded funds

•                  Closed-end mutual funds

•                  Hedge funds

ALPS’ fund servicing platform offers:

•                  Fund administration

•                  Tax administration

•                  Fund accounting

•                  Transfer agency

•                  Legal and compliance

•                  Creative services

•                  Medallion distribution

•                  Hedge fund administration

ALPS’ asset gathering solutions include:

•                  Marketing and wholesaling services

•                  Closed-end fund IPO launch platform providing product sales, road show and marketing support

ALPS has approximately 340 employees and recorded $65.4 million of revenues for the nine months ended September 30, 2011.  ALPS has demonstrated a strong track record of growth.  Revenue growth for the year ended September 30, 2011 was 24.4%.  DST expects the addition of ALPS to be accretive to earnings before taking into account anticipated synergies from the transaction.  The Company now estimates that ALPS will contribute approximately $0.22 per share in 2012 on a GAAP basis, prior to synergies and costs associated with the transaction, compared to DST’s prior estimate of $0.06 per share.  The increase is the result of an updated estimate of the amortization of ALPS intangible assets.  Excluding the net income effect of non-cash charges, DST projects ALPS to contribute approximately $0.31 per share in 2012.

Amortization expense recorded in third quarter 2011 from intangible assets (principally customer relationship assets and proprietary software) acquired in connection with 2011 business combinations was approximately $1.0 million comprised of $400,000 in Financial Services and $600,000 in Output Solutions.  Amortization expense for fourth quarter 2011 from the full year 2011 acquisitions, including ALPS, is projected to be $2.2 million ($1.4 million in Financial Services and $800,000 in Output

Solutions).  For 2012, amortization expense from the full year 2011 acquisitions is projected to be $11.0 million ($8.0 million in Financial Services and $3.0 million in Output Solutions).

Use of Non-GAAP Financial Information

In addition to reporting operating income, pretax income, net income attributable to DST Systems, Inc. and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described in the attached schedule titled “Description of Non-GAAP Adjustments” and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release.  In making these non-GAAP adjustments, the Company takes into account the impact of items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are non-operational in nature.  Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities and other investments, restructuring and impairment costs and other similar items.  Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information.

Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and “operational run-rate,” as well as making financial comparisons to prior periods presented on a similar basis.  The Company believes that providing such adjusted results allows investors and other users of DST’s financial statements to better understand DST’s comparative operating performance for the periods presented.

The Company has also presented certain information about its real estate holdings and related financial results on a “funds from operations” (“FFO”) basis, which is defined as net income plus depreciation and amortization, including a pro-rata portion of depreciation and amortization of unconsolidated affiliates.  The National Association of Real Estate Investment Trusts developed FFO as a non-GAAP financial measure of performance of an equity REIT. FFO is a widely used measure of the operating performance of real-estate companies and is typically provided by REITs as a supplemental measure to U.S. generally accepted accounting principles net income available to common shareholders and earnings per share. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs for the Company’s real estate operations and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that the Company is not a REIT, and that not all REIT’s calculate FFO the way the Company has, so comparisons with REITs should be made with care. Management has provided this non-GAAP measure because it believes it will allow investors and other users of DST’s financial statements to better understand the operating performance of DST’s real estate holdings.

DST’s management uses each of these non-GAAP financial measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods.  DST’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures.  Although DST’s management believes non-GAAP measures are useful in evaluating the performance of its business, DST acknowledges that items excluded from such measures may have a material impact on the Company’s income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP.  Therefore, management typically uses non-GAAP measures in conjunction with GAAP results.  Investors and users of our financial information should also consider the above factors when evaluating DST’s results.

DST defines Operating EBITDA as income from operations before depreciation and amortization.  This supplemental non-GAAP liquidity measure is provided in addition to, but not as a substitute for, cash flow from operations.  As a measure of liquidity, the Company believes Operating EBITDA is useful as an indicator of its ability to generate cash flow.  Operating EBITDA, as calculated by the Company, may not be consistent with computation of Operating EBITDA by other companies.  The Company believes a useful measure of the Output Solutions and Investments and Other Segments contribution to DST’s results is to focus on cash flow and DST’s management believes Operating EBITDA is useful for this purpose.  A reconciliation of Output Solutions Segment and Investments and Other Segment income from operations to Operating EBITDA is included in schedules that accompany this earnings release.  The non-GAAP adjustments to these reconciliations are described in the attached schedule titled “Description of Non-GAAP Adjustments”.

Detailed Review of Financial Results

The following discussion of financial results takes into account the non-GAAP adjustments described in the section entitled “Use of Non-GAAP Financial Information” and detailed in the attached schedule titled “Description of Non-GAAP Adjustments.”

Segment Results

Financial Services Segment

Operating revenues for the Financial Services Segment (excluding out-of-pocket reimbursements) for third quarter 2011 decreased $4.3 million or 1.5% to $277.0 million as compared to third quarter 2010, resulting from lower mutual fund shareowner processing and DST HealthCare (composed of Argus Health Systems and DST Health Solutions) revenues, which were partially offset by increased software license revenues and professional services revenues at DST Global Solutions.

Lower levels of registered accounts processed during third quarter 2011 contributed to the decline, which was partially offset by increased distribution support services and subaccounting revenues.  Registered accounts decreased 8.4 million accounts from June 30, 2011 and 16.2 million accounts from September 30, 2010, including the previously announced deconversion of a full-service mutual fund client comprising approximately 1.1 million registered accounts in July 2011.  DST HealthCare operating revenues decreased principally from lower volumes of claims processing.  DST Global Solutions (investment management) operating revenues during third quarter 2011 increased from higher professional services, software license, maintenance and support revenues and $3.4 million from changes in foreign currency exchange rates.

Financial Services Segment software license fee revenues are derived principally from DST Global Solutions, DST Health Solutions and AWD.  Operating revenues include approximately $12.8 million of software license fee revenues for third quarter 2011, an increase of $3.3 million or 34.5% over the same period in 2010 reflecting higher investment management and AWD software license fee revenues.  A portion of the increase in AWD software license revenues during the quarter is from sales of AWD 10, the newest version of the AWD business process management platform, enhanced with new, intuitive interfaces, streamlined process design functionality, real-time monitoring, powerful customer communication tools and multiple new features designed to improve operational efficiency, quality and customer satisfaction.  While license fee revenues are not a significant percentage of DST’s operating revenues, they can significantly impact earnings in the period in which they are recognized.  Revenues and operating results from individual license sales depend heavily on the timing, size and nature of the contract.

Financial Services costs and expenses for third quarter 2011, excluding reimbursable operating costs, increased $1.2 million or 0.6% during third quarter 2011 to $197.0 million.  Market declines resulted in reduced deferred compensation costs of $9.1 million.  Absent deferred compensation, costs and expenses increased $10.3 million in third quarter 2011.  Cost increases were the result of higher foreign currency exchange effects which increased costs by approximately $3.2 million, start-up costs from DST Insurance Solutions, LLC (“DSTIS”) operations, increased investments in DST Retirement Solutions (“DSTRS”), DST Brokerage Solutions (“DSTBS”) and compensation costs related to 2011 business acquisitions and new service offerings.

Business development and start-up costs for the insurance, brokerage and retirement businesses during the quarter were $8.5 million, or $0.12 per diluted share, and DST expects fourth quarter 2011 expense associated with these areas to be $0.13 per diluted share.  The Company anticipates that it will recognize $0.60 - $0.65 per diluted share of business development and start-up expenses for these businesses in 2012.

For the full year 2011, DSTRS projects approximately $45 million in operating revenues based on current defined contribution participant levels.  After the conversion of the current committed backlog, DSTRS estimates it will have approximately $65 million of annual operating revenues in 2013.  As the retirement business develops, DST believes the margins will be comparable to its current mutual fund operations.

Financial Services depreciation and amortization decreased $600,000 in third quarter 2011.  The decrease in depreciation and amortization is attributable to the Company’s use of accelerated depreciation methods, partially offset by intangible asset amortization expense associated with the 2011 Financial Services Segment acquisitions of $400,000.

Financial Services Segment income from operations for third quarter 2011 totaled $61.1 million as compared to $66.0 million in third quarter 2010, a decrease of $4.9 million or 7.4%, primarily from lower operating revenues and higher costs associated with new business initiatives, partially offset by lower deferred compensation costs.  Operating margin for third quarter 2011 was 22.1% as compared to 23.5% for third quarter 2010.

Financial Services Segment Account Statistics:

Mutual Fund Shareowner Processing - The following table summarizes changes in registered accounts and subaccounts serviced during the three and nine months ended September 30, 2011 (in millions):

	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2011
Registered Accounts
Beginning balance	95.2	99.4
New client conversions		0.1
Subaccounting conversions to DST platforms	(0.3)	(1.0)
Subaccounting conversions to non-DST platforms	(6.2)	(11.2)
Conversions to non-DST platforms	(1.1)	(1.4)
Organic growth (decline)	(0.8)	0.9
Ending balance	86.8	86.8

Subaccounts
Beginning balance	16.6	14.3
Conversions from non-DST registered platforms	0.1	0.8
Conversions from DST’s registered accounts	0.3	1.0
Conversions to non-DST platforms	(2.7)	(3.3)
Organic growth	0.1	1.6

Ending balance	14.4	14.4
Total accounts	101.2	101.2

Total shareowner accounts serviced at September 30, 2011 decreased by 10.6 million accounts or 9.5% from June 30, 2011 to 101.2 million accounts.  Registered accounts decreased 8.4 million or 8.8% from June 30, 2011.  6.5 million registered accounts converted to subaccounting platforms during third quarter 2011, of which 300,000 converted to DST’s platform.  Also, a full-service mutual fund client with 1.1 million accounts converted to a non-DST platform in third quarter 2011, as previously disclosed.  Subaccounts decreased 2.2 million or 13.3% from June 30, 2011.  As previously disclosed, a client affiliated with Bank of New York Mellon Corporation (“BNYM”) converted 2.7 million subaccounts to BNYM’s in-house platform.

Tax-advantaged accounts were 42.4 million at September 30, 2011, a decrease of 800,000 accounts from June 30, 2011 attributable to the full-service client loss mentioned above, certain open accounts held for subsequent investment being purged from the system and organic declines.  Tax-advantaged accounts represent 48.8% of total registered accounts serviced at September 30, 2011, an increase as compared to June 30, 2011 of 3.4%.

During third quarter 2011, the Company received a new client commitment for approximately 100,000 registered accounts which are expected to convert by mid-2012.  As previously announced, the Company was advised by two of its existing clients that they intend to convert approximately 900,000 new registered accounts to DST’s platforms, of which 600,000 are expected to convert by the end of 2011 with the remainder in early 2012.

As previously announced, the Company was informed by two clients affiliated with the BNYM, a competitor of DST, that they intend to convert to BNYM’s in-house platform by mid-2012.  These two clients comprise approximately 8.4 million subaccounts and 800,000 registered accounts.  Of these, 2.7 million subaccounts converted in September 2011 and the remainder are expected to convert in 2012.

The actual number of registered accounts and subaccounts estimated to convert to and from various DST platforms, as well as the timing of those events, is dependent upon a number of factors.  Actual results could differ from the Company’s estimates.

Defined Contribution Participants - The following table summarizes changes in defined contribution participants serviced during the three and nine months ended September 30, 2011 (in millions):

	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2011
Defined Contribution Participants
Beginning balance	4.3	4.5
Organic growth (decline)	0.1	(0.1)
Ending balance	4.4	4.4

Defined contribution (“DC”) participants were 4.4 million at September 30, 2011, an increase of 100,000 participants or 2.3% from June 30, 2011 and an increase of 500,000 participants or 12.8% from September 30, 2010.  The increase in participants during third quarter 2011 represents growth from existing clients.  The increase from third quarter 2010 represents growth from existing clients and conversions of new participants in late 2010, partially offset by the annual removal of prior year terminated participants.  The Company has previously reported new client commitments that will convert approximately 1.3 million new participants from 2012 through 2013.  New participant conversions of approximately 600,000 are expected to occur in the first half of 2012 with the remainder in 2013.

DST Healthcare - Pharmacy claims paid during third quarter 2011 were 89.1 million, a decrease of 4.9 million claims or 5.2% from the prior year quarter associated with client losses and lower volumes processed.  Covered lives using DST’s medical claim processing platforms were 22.6 million at September 30, 2011, an increase of 100,000 covered lives or 0.4% from June 30, 2011 and a decrease of 400,000 covered lives or 1.7% from September 30, 2010.

AWD - Active AWD users at September 30, 2011 were 203,600 essentially unchanged from June 30, 2011.

Output Solutions Segment

As a result of the dsicmm and Lateral acquisitions by IOS (formerly DST International Output), DST will provide information about both the North America and United Kingdom operating businesses.

The North America business is substantially a provider of print and electronic delivery services for client bills and statements related to transaction events.  The acquisitions of Newkirk and Capital Fulfillment Group expand the North America business to include participant enrollment and compliance communications related to retirement, insurance, mutual funds and healthcare plans.  The business also provides significant cross sell opportunities and leverage in both DST’s retirement and insurance solutions businesses.

The United Kingdom business is oriented to data driven marketing communications and direct mail campaigns with transaction printing accounting for less than 20% of revenues.

The following table presents the financial results of the Output Solutions Segment for third quarter 2011 and 2010 (in millions):

	Three Months Ended September 30,
	2011			2010
	Operating	Operating	Operating	Operating	Operating	Operating
	Revenue	Income (Loss)	EBITDA	Revenue	Income (Loss)	EBITDA

North America	$108.3	$8.9	$17.5	$94.5	$5.0	$15.0

United Kingdom	48.9	(7.0)	(2.8)	29.6	(3.2)	(1.0)

Output Solutions Segment	$157.2	$1.9	$14.7	$124.1	$1.8	$14.0

The increase in Output Solutions Segment operating revenues (excluding out-of-pocket reimbursements) for third quarter 2011 of $33.1 million or 26.7% is attributable to higher revenues from a full quarter of operating revenues from the IOS acquisition of dsicmm in July 2010, the Newkirk acquisition in May 2011 and IOS’s acquisition of Lateral in August 2011.  Out-of-pocket reimbursements increased $6.8 million or 4.7% in third quarter 2011 to $150.1 million, mostly attributable to the acquisition of Newkirk and the IOS acquisition of Lateral.

The following table summarizes changes in images produced and packages mailed for the Output Solutions Segment during the third quarter 2011 and 2010 (in millions):

	Three Months Ended
	September 30,
	2011	2010

Images
North America	2,272.6	2,306.8
United Kingdom*	530.1	211.1
Output Solutions Segment	2,802.7	2,517.9

Packages
North America	503.8	500.3
United Kingdom*	187.7	39.1
Output Solutions Segment	691.5	539.4

* Excludes operating volume information for dsicmm in 2010

Output’s North America operating revenues increased $13.8 million or 14.6% in third quarter 2011 to $108.3 million principally from the Newkirk acquisition, higher fulfillment service revenues, higher postal processing service revenues and foreign currency exchange impacts in Canada which increased operating revenues by approximately $700,000.  North America images produced during third quarter 2011 were 2.3 billion, which is essentially unchanged as compared to third quarter 2010.  North America items mailed during third quarter 2011 were 503.8 million, an increase of 3.5 million items mailed or 0.7% as compared to the same period in 2010.  The increase in items mailed was primarily the result of the acquisitions of Newkirk, a small fulfillment business in September 2010 and new client volumes, which were partially offset by lower volumes from existing clients.  North America income from operations was $8.9 million during third quarter 2011, an increase of $3.9 million or 78.0% from third quarter 2010, reflecting improvements in operating efficiencies and lower compensation costs from lower staffing levels.  Included in the quarter’s income from operations was approximately $300,000 of intangible asset amortization expense principally associated with the Newkirk acquisition.  North America Operating EBITDA was $17.5 million, an increase of $2.5 million or 16.7% from third quarter 2010.  North America operating margin was 8.2% for third quarter 2011 as compared to 5.3% in third quarter 2010.

Output’s United Kingdom operating revenues increased $19.3 million or 65.2% in third quarter 2011 to $48.9 million principally from the Lateral acquisition in August 2011 and an additional month of dsicmm revenue from that acquisition which was completed on July 31, 2010.  United Kingdom images produced and items mailed during third quarter 2011 were 530.1 million and 187.7 million, respectively.  United Kingdom had a loss from operations of $7.0 million during third quarter 2011, an increase of $3.8 million from third quarter 2010.  Included in the quarter’s loss was approximately $1.0 million of intangible asset amortization expense associated with the Lateral and dsicmm acquisitions, an increase of $600,000 as compared to third quarter 2010 from an additional month of dsicmm and from Lateral.  Lower than expected revenues, consolidation of facilities and reductions in the workforce to achieve synergies and efficiency contributed to the quarter’s loss.  United Kingdom Operating EBITDA was negative $2.8 million, a decrease of $1.8 million from third quarter 2010.

Investments and Other Segment

Investments and Other Segment operating revenues decreased $300,000 or 2.1% to $14.3 million for third quarter 2011 as compared to third quarter 2010 primarily due to lower rental activities.  Income from operations decreased $800,000 to $1.7 million primarily from recognition of $600,000 of charges related to vacating a leased office facility and from lower operating revenues.

Review of DST’s U.S. Real Estate Holdings

DST is a 100% owner of approximately 3.3 million square feet of real estate facilities in the U.S. of which 1.9 million square feet are occupied by DST and related affiliates, and approximately 1.4 million square feet of facilities are occupied by third parties.  Through joint ventures, DST has an interest in approximately 2.9 million square feet of U.S. commercial real estate facilities of which 500,000 square feet are occupied by DST and related affiliates and 2.4 million square feet are occupied by third parties, including a 1.1 million square foot facility developed for and occupied by the Internal Revenue Service under a long term lease arrangement.  An additional 1.1 million square feet of joint venture property is a 1,000 room convention hotel.  The joint venture properties are principally located in Kansas City.

DST considers its data centers to be specialized operational assets and does not consider them to be real estate assets.  Therefore, its data centers are not included in its real estate operations.

From a GAAP net income perspective, the real estate holdings generated no diluted EPS for the quarter and $0.04 per share in diluted EPS for the nine months ended September 30, 2011.  In addition, the real estate operations had $4.2 million and $14.0 million of Operating EBITDA (defined as operating income plus depreciation and amortization) for the three and nine months ended September 30, 2011, respectively.

DST also evaluates its real estate holdings on a “funds from operations” (“FFO”) basis, which is defined as net income plus depreciation and amortization, including a pro-rata portion of depreciation and amortization of unconsolidated affiliates.  Using this methodology, for the three and nine months ended September 30, 2011, DST’s real estate holdings had $4.6 million and $14.9 million, or $0.10 and $0.32 per diluted share, of FFO, respectively.

At September 30, 2011, consolidated real estate related debt was $112.8 million. DST’s pro-rata share of debt associated with joint venture real estate at September 30, 2011 was $199.1 million, substantially all of which is non-recourse debt.

The following table sets forth the estimated total year-end real estate related debt comprised of consolidated debt plus DST’s pro-rata portion of joint venture debt for 2011-2015 (in millions):

Year	Amount

2011	$305.5
2012	290.2
2013	269.1	*
2014	252.6	*
2015	237.3	*

* The Company’s syndicated real estate credit agreement, which had $106.1 million outstanding as of September 30, 2011, matures on September 16, 2013.  The Company intends to refinance this loan when it matures.  The table assumes the Company refinances this loan in 2013 on terms consistent with existing terms in the existing syndicated real estate credit agreement.

Other Financial Results

Equity in earnings (losses) of unconsolidated affiliates

The following table summarizes the Company’s equity in earnings (losses) of unconsolidated affiliates (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
BFDS	$2.7	$4.0	$9.0	$11.7
IFDS	3.4	4.6	13.0	15.1
Other	(1.8)	0.3	(2.1)	0.2
	$4.3	$8.9	$19.9	$27.0

DST’s equity in BFDS earnings for third quarter 2011 was $2.7 million, a decrease of $1.3 million as compared to third quarter 2010.  The decrease in BFDS earnings resulted primarily from lower revenues associated with reduced levels of accounts serviced resulting from subaccounting conversions.  Average daily client cash balances invested by BFDS were $1.1 billion during third quarter 2011 compared to $919 million during third quarter 2010 from higher levels of transaction activity.  Average interest rates earned on the balances decreased from 0.19% in third quarter 2010 to 0.09% in third quarter 2011, a level which is not sufficient to cover banking and transaction fees.  BFDS executed a workforce reduction in third quarter 2011.  The reduction in force represented approximately 8% of the BFDS workforce and should result in compensation savings in the future.  Severance expenses associated with the workforce reduction have been treated as a non-GAAP item.

DST’s equity in IFDS earnings for third quarter 2011 decreased $1.2 million as compared to third quarter 2010 from lower earnings at both IFDS Ireland and IFDS U.K.  IFDS Ireland incurred a loss during third quarter 2011 as its insurance processing subsidiary continues to make investments in the business to support projected growth.  The decrease in IFDS U.K. earnings was from higher client conversion costs, including a one-time payment for a software license extension in order to facilitate a client conversion, which decreased DST’s share of IFDS U.K. earnings by approximately $700,000, and higher costs associated with new business development initiatives which were partially offset by higher revenues from new clients.  Shareowner accounts serviced by IFDS U.K. were 8.0 million at September 30, 2011, an increase of 400,000 accounts from June 30, 2011 and an increase of 1.0 million accounts from September 30, 2010.  IFDS U.K. is in the process of converting two new clients with approximately 800,000 accounts by December 31, 2012.  Shareowner accounts serviced by IFDS Canada were 10.2 million at September 30, 2011, a decrease of 500,000 accounts from both June 30, 2011 and September 30, 2010.  IFDS Canada is in the process of converting a new client which is expected to increase shareowner accounts serviced by approximately 1.7 million accounts in 2012.

DST’s equity in other unconsolidated affiliates for third quarter 2011 decreased $2.1 million as compared to third quarter 2010.

Other income, net

Other income, net during third quarter 2011 decreased $8.0 million over third quarter 2010 to $300,000.  The decrease in other income is attributable to unrealized depreciation on trading securities (the effect of which is offset as a decrease in costs and expenses in the Financial Services Segment), partially offset by higher dividend income.  The higher dividend income is attributable to State Street Corporation increasing its dividend to $0.18 per common share beginning in first quarter 2011 from $0.01 per common share in 2010.

Interest expense

Interest expense was $10.9 million for third quarter 2011, a decrease of $1.2 million from third quarter 2010.  The decrease is attributable to lower interest rates on the Company’s revolving credit agreements and accounts receivable securitization program which were amended in second quarter 2011, partially offset by higher weighted average interest rates from the Company’s privately placed senior notes issued in August 2010, from higher debt amounts outstanding at IOS associated with the issuance of new debt and from the assumption of debt in connection with the acquisition of Lateral.

Income taxes

The Company’s tax rate was 29.4% for third quarter 2011, a decrease of 5.8% from third quarter 2010, principally from increased utilization of foreign tax credits.  Excluding the effect of discrete period items, the Company expects its tax rate to be approximately 33.6% for the remainder of 2011, but this rate will likely vary depending on the timing of estimated 2011 sources of taxable income (e.g. domestic consolidated, international, and/or joint venture).

* * * * *

Safe Harbor Statement

Certain material presented in the press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, (i) all statements, other than statements of historical fact, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future or that depend on future events, or (ii) statements about our future business plans and strategy and other statements that describe the Company’s outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance.  Whenever used, words such as “may,” “will,” “would,” “should,” “potential,” “strategy,” “anticipates,” “estimates,” “expects,” “project,” “predict,” “intends,” “plans,” “believes,” “targets” and other terms of similar meaning are intended to identify such forward-looking statements.  Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.  Factors that could cause results to differ materially from those anticipated include, but are not limited to, the risk factors and cautionary statements included in the Company’s periodic and current reports (Forms 10-K, 10-Q and 8-K) filed from time to time with the Securities and Exchange Commission.  All such factors should be considered in evaluating any forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements in this press release to reflect new information, future events or otherwise.

DST SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Operating revenues	$433.1	$413.7	$1,286.7	$1,288.7
Out-of-pocket reimbursements	158.3	153.5	478.6	459.1

Total revenues	591.4	567.2	1,765.3	1,747.8

Costs and expenses	496.5	459.3	1,466.4	1,363.4
Depreciation and amortization	33.7	33.5	95.1	99.4

Income from operations	61.2	74.4	203.8	285.0

Interest expense	(10.9)	(12.1)	(34.6)	(33.7)
Other income (expense), net	(4.5)	9.4	27.3	67.8
Equity in earnings of unconsolidated affiliates	1.7	8.9	17.3	27.0

Income before income taxes and non-controlling interest	47.5	80.6	213.8	346.1
Income taxes	14.0	26.4	72.8	121.0

Net income	33.5	54.2	141.0	225.1
Net loss attributable to non-controlling interest	1.8	0.1	2.9	0.1

Net income attributable to DST Systems, Inc.	$35.3	$54.3	$143.9	$225.2

Average common shares outstanding	45.8	46.6	46.2	47.2
Average diluted shares outstanding	46.4	46.9	46.9	47.5

Basic earnings per share	$0.77	$1.17	$3.11	$4.77
Diluted earnings per share	$0.76	$1.16	$3.07	$4.74

DST SYSTEMS, INC.

STATEMENT OF REVENUES BY SEGMENT

(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues
Financial Services
Operating	$277.0	$290.4	$842.3	$864.0
OOP reimbursements	9.5	11.5	30.3	35.2
	$286.5	$301.9	$872.6	$899.2

Output Solutions
Operating	$157.2	$125.4	$447.8	$429.5
OOP reimbursements	150.1	143.3	451.2	428.0
	$307.3	$268.7	$899.0	$857.5

Investments and Other
Operating	$14.3	$14.6	$42.1	$44.0
OOP reimbursements	0.1	0.1	1.5	0.3
	$14.4	$14.7	$43.6	$44.3

Eliminations
Operating	$(15.4)	$(16.7)	$(45.5)	$(48.8)
OOP reimbursements	(1.4)	(1.4)	(4.4)	(4.4)
	$(16.8)	$(18.1)	$(49.9)	$(53.2)

Total Revenues
Operating	$433.1	$413.7	$1,286.7	$1,288.7
OOP reimbursements	158.3	153.5	478.6	459.1
	$591.4	$567.2	$1,765.3	$1,747.8

DST SYSTEMS, INC.

STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT

(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Income (loss) from operations
Financial Services	$59.6	$72.8	$186.7	$202.6
Output Solutions	1.9	1.0	16.3	79.6	*
Investments and Other	1.7	2.5	6.7	8.6
Elimination Adjustments	(2.0)	(1.9)	(5.9)	(5.8)
	$61.2	$74.4	$203.8	$285.0

* The Output Solutions Segment 2010 results include a significant contract termination payment.

DST SYSTEMS, INC.

OTHER SELECTED FINANCIAL INFORMATION

(In millions)

(Unaudited)

	September 30,	December 31,
	2011	2010
Selected Balance Sheet Information
Cash and cash equivalents	$90	$140
Debt	1,275	1,209

	Nine Months Ended September 30,
	2011	2010
Capital Expenditures, by Segment
Financial Services	$48	$40
Output Solutions	16	14
Investments and Other	8	9

DST Systems, Inc.

Description of Non-GAAP Adjustments

In addition to reporting operating income, pretax income, net income attributable to DST Systems, Inc. and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments that are described below and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release.  DST’s use of non-GAAP adjustments is further described in the section entitled “Use of Non-GAAP Financial Information.”

The following items, which occurred during the quarter ended September 30, 2011, have been treated as non-GAAP adjustments:

•                  Business development expenses (legal, accounting and other professional fees) associated with business acquisitions described in the “business development activities” section above, included in costs and expenses, in the amount of $700,000.  The income tax benefit associated with these expenses was approximately $300,000.  Primarily in connection with the expected completion of the ALPS transaction mentioned above, the Company expects to incur additional business development expenses during the remainder of 2011.

•                  Business advisory expenses associated with an action by the DST Board of Directors to retain independent advisors to assist the Board with its ongoing review of DST’s business plan, assets and investment portfolio, included in costs and expenses, in the amount of $800,000.  The income tax benefit associated with these expenses was approximately $300,000.  The Company expects these services to continue for the next several quarters.

•                  Other net loss, in the amount of $4.5 million, associated with gains (losses) related to securities and other investments, which were included in other income (expense), net.  The income tax benefit associated with this net loss was approximately $1.6 million.  The $4.5 million of net losses on securities and other investments for third quarter 2011 was comprised of net losses on private equity funds and other investments of $2.7 million and other than temporary impairments on available-for-sale securities of $2.2 million, partially offset by net realized gains from sales of available-for-sale securities of $400,000.

•                  Net loss, in the amount of $300,000, associated with the repurchase of senior convertible debentures, which was included in other income (expense), net.  The income tax benefit associated with this net loss was approximately $100,000.

•                  Employee termination expenses at an unconsolidated affiliate, BFDS, associated with a reduction in workforce, included in equity in earnings of unconsolidated affiliates in the amount of $2.6 million. The income tax benefit associated with these expenses was approximately $300,000.

In addition to the items that occurred in the quarter ended September 30, 2011 as described above, the following items, which occurred during the six months ended June 30, 2011, have been previously reported as non-GAAP adjustments:

•                  Contract termination payment, net of certain costs, resulting from the termination of a Financial Services subaccounting client, in the amount of $2.0 million.  The net contract termination gain was comprised of operating revenues of $3.5 million, partially offset by certain costs of $1.5 million that were included in cost and expenses.  The aggregate income tax expense associated with this net contract termination gain was approximately $800,000.

•                  Employee termination expenses of $5.4 million associated with reductions in workforce in the Financial Services Segment ($1.3 million) and the Output Solutions Segment ($4.1 million), which were included in costs and expenses.  The aggregate income tax benefit associated with these costs was approximately $2.1 million.

•                  Business development expenses (legal, accounting and other professional fees) associated with 2011 business acquisitions, included in costs and expenses, in the amount of $1.2 million ($1.0 million in Financial Services and $200,000 in Output Solutions).  The income tax benefit associated with these expenses was approximately $500,000.

•                  Other net gain, in the amount of $19.4 million, associated with gains (losses) related to securities and other investments, which were included in other income (expense), net.  The income tax expense associated with this net gain was approximately $7.5 million.  The $19.4 million of net gain on securities and other investments for the six months ended June 30, 2011 was comprised of net realized gains from sales of available-for-sale securities of $18.4 million and net gains on private equity funds and other investments of $1.1 million, partially offset by other than temporary impairments on available-for-sale securities of $100,000.

•                  Net loss, in the amount of $900,000, associated with the repurchase of senior convertible debentures, which was included in other income (expense), net.  The income tax benefit associated with this net loss was approximately $300,000.

The following items, which occurred during the quarter ended September 30, 2010, have been treated as non-GAAP adjustments:

•                  Contract termination payment net of certain other costs resulting from the termination of a Financial Services subaccounting client, in the amount of $7.5 million.  The net contract termination gain was comprised of operating revenues of $9.1 million, partially offset by certain other costs of $1.6 million that were included in costs and expenses.  The aggregate income tax expense associated with this net contract termination gain was approximately $2.9 million.

•                  Contract termination payment resulting from the termination of an Output Solutions client, in the amount of $1.3 million, included in operating revenues.  The aggregate income tax expense associated with this contract termination gain was approximately $500,000.

•                  Employee termination expenses of $2.8 million associated with reductions in workforce in the Financial Services Segment ($700,000) and the Output Solutions Segment ($2.1 million), which were included in costs and expenses.  The aggregate income tax benefit associated with these costs was approximately $1.1 million.

•                  Other net gain, in the amount of $2.2 million, associated with gains (losses) related to securities and other investments, which were included in other income, net.  The income tax expense associated with this net gain was approximately $900,000.  The $2.2 million of net gain on securities and other investments for third quarter 2010 was comprised of net realized gains from sales of available-for-sale securities of $1.2 million and net gains on private equity funds and other investments of $1.3 million, partially offset by other than temporary impairments on available-for-sale securities of $300,000.

•                  Net loss, in the amount of $1.1 million, associated with the repurchases of Series C senior convertible debentures, which was included in other income (expense).  The income tax benefit associated with this net loss was approximately $400,000.

•                  An income tax benefit of approximately $2.3 million related to the release of a valuation allowance previously established on deferred income tax assets of DST Output Limited (U.K.) resulting from the acquisition of dsicmm Group.  Innovative Output Solutions Limited (“IOS”) was the beneficiary of this income tax benefit, and accordingly DST’s share of the benefit was 70.5% or $1.6 million.  The remaining portion of the income tax benefit (29.5% or $700,000) was attributed to the non-controlling interest.

In addition to the items that occurred in the quarter ended September 30, 2010 as described above, the following items, which occurred during the six months ended June 30, 2010, have been previously reported as non-GAAP adjustments:

•                  Contract termination payment, net of employee termination expenses and asset impairment charges resulting from the termination of an Output Solutions telecommunications client, in the amount of $58.4 million.  The net contract termination gain was comprised of operating revenues of $63.0 million, partially offset by employee termination expenses of $1.5 million that were included in costs and expenses and asset impairment charges of $3.1 million which are included in depreciation and amortization expense.  The aggregate income tax expense associated with this net contract termination gain was approximately $22.8 million.

•                  Employee termination expenses of $14.6 million associated with reductions in workforce in the Financial Services Segment ($11.4 million) and the Output Solutions Segment ($3.2 million), which were included in costs and expenses.  The aggregate income tax benefit associated with these costs was approximately $5.8 million.

•                  Other net gain, in the amount of $41.5 million, associated with gains (losses) related to securities and other investments, which were included in other income, net.  The income tax expense associated with this net gain was approximately $16.1 million.  The $41.5 million of net gain on securities and other investments for the six months ended June 30, 2010 was comprised of net realized gains from sales of available-for-sale securities of $40.6 million and net gains on private equity funds and other investments of $1.3 million, partially offset by other than temporary impairments on available-for-sale securities of $400,000.

•                  Dividend from a private equity investment of $8.3 million, which was included in other income, net.  The income tax expense associated with this dividend was approximately $1.0 million.

•                  Net gain, in the amount of $100,000, associated with the repurchase of senior convertible debentures, which was included in other income, net.  The income tax expense associated with this net gain was insignificant.

DST SYSTEMS, INC.

RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS

Three Months Ended September 30,

(Unaudited - in millions, except per share amounts)

	2011
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$61.2	$47.5	$33.5	$35.3	$0.76

Adjusted to remove:

Included in operating income:

Business development expenses - Financial Services	0.7	0.7	0.4	0.4	0.01
Business advisory expenses - Financial Services	0.8	0.8	0.5	0.5	0.01

Included in non-operating income:

Net loss on securities and other investments		4.5	2.9	2.9	0.06
Net loss on repurchase of convertible debentures		0.3	0.2	0.2	0.01
Employee termination expenses at unconsolidated affiliate		2.6	2.3	2.3	0.05

Adjusted Non-GAAP income	$62.7	$56.4	$39.8	$41.6	$0.90

	2010
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$74.4	$80.6	$54.2	$54.3	$1.16

Adjusted to remove:

Included in operating income:

Contract termination payment, net - Financial Services	(7.5)	(7.5)	(4.6)	(4.6)	(0.10)
Contract termination payment, net - Output Solutions	(1.3)	(1.3)	(0.8)	(0.8)	(0.02)
Employee termination expenses - Financial Services	0.7	0.7	0.4	0.4	0.01
Employee termination expenses - Output Solutions	2.1	2.1	1.3	1.3	0.03

Included in non-operating income:

Net gain on securities and other investments		(2.2)	(1.3)	(1.3)	(0.03)
Net loss on repurchase of convertible debentures		1.1	0.7	0.7	0.02
Release of international income tax valuation allowance			(2.3)	(1.6)	(0.04)

Adjusted Non-GAAP income	$68.4	$73.5	$47.6	$48.4	$1.03

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management’s reasons for providing non-GAAP financial information.

*               DST Earnings has been defined as “Net income attributable to DST Systems, Inc.” (taking into account the net loss attributable to non-controlling interest).

DST SYSTEMS, INC.

RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS

Nine Months Ended September 30,

(Unaudited - in millions, except per share amounts)

	2011
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$203.8	$213.8	$141.0	$143.9	$3.07

Adjusted to remove:

Included in operating income:

Contract termination payment, net - Financial Services	(2.0)	(2.0)	(1.2)	(1.2)	(0.03)
Employee termination expenses - Financial Services	1.3	1.3	0.8	0.8	0.02
Employee termination expenses - Output Solutions	4.1	4.1	2.5	2.5	0.05
Business development expenses - Financial Services	1.7	1.7	1.0	1.0	0.02
Business development expenses - Output Solutions	0.2	0.2	0.1	0.1
Business advisory expenses - Financial Services	0.8	0.8	0.5	0.5	0.01

Included in non-operating income:

Net gain on securities and other investments		(14.9)	(9.0)	(9.0)	(0.19)
Net loss on repurchase of convertible debentures		1.2	0.8	0.8	0.02
Employee termination expenses at unconsolidated affiliate		2.6	2.3	2.3	0.05

Adjusted Non-GAAP income	$209.9	$208.8	$138.8	$141.7	$3.02

	2010
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$285.0	$346.1	$225.1	$225.2	$4.74

Adjusted to remove:

Included in operating income:

Contract termination payment, net - Financial Services	(7.5)	(7.5)	(4.6)	(4.6)	(0.10)
Contract termination payment, net - Output Solutions	(59.7)	(59.7)	(36.4)	(36.4)	(0.76)
Employee termination expenses - Financial Services	12.1	12.1	7.3	7.3	0.15
Employee termination expenses - Output Solutions	5.3	5.3	3.2	3.2	0.07

Included in non-operating income:

Net gain on securities and other investments		(43.7)	(26.7)	(26.7)	(0.56)
Dividend from a private equity investment		(8.3)	(7.3)	(7.3)	(0.15)
Net loss on repurchase of convertible debentures		1.0	0.7	0.7	0.01
Release of international income tax valuation allowance			(2.3)	(1.6)	(0.04)

Adjusted Non-GAAP income	$235.2	$245.3	$159.0	$159.8	$3.36

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management’s reasons for providing non-GAAP financial information.

*                 DST Earnings has been defined as “Net income attributable to DST Systems, Inc.” (taking into account the net loss attributable to non-controlling interest).

DST SYSTEMS, INC.

RECONCILATION OF INCOME FROM OPERATIONS TO EBITDA

OUTPUT SOLUTIONS SEGMENT

(Unaudited - in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Reported GAAP income from operations	$1.9	$1.0	$16.3	$79.6

Adjusted to remove:

Depreciation and amortization	12.8	12.2	34.4	35.2

Operating EBITDA, before non-GAAP items	14.7	13.2	50.7	114.8

Adjusted to remove:

Contract termination payment, net of expenses		(1.3)		(62.8)
Employee termination expenses		2.1	4.1	5.3
Business development expenses			0.2

Adjusted operating EBITDA, after non-GAAP items	$14.7	$14.0	$55.0	$57.3

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management’s reasons for providing non-GAAP financial information.

DST SYSTEMS, INC.

RECONCILATION OF INCOME FROM OPERATIONS TO EBITDA

INVESTMENTS AND OTHER SEGMENT - U.S. REAL ESTATE OPERATIONS

(Unaudited - in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Reported GAAP income from operations	$1.7	$2.5	$6.7	$8.6

Adjusted to remove:

GAAP income (loss) from non U.S. real estate operations	(0.2)	0.1	(0.7)	0.8

U.S. Real Estate Operations GAAP income from operations	1.9	2.4	7.4	7.8

Adjusted to remove:

Depreciation and amortization	2.3	2.2	6.6	6.5

Operating EBITDA	$4.2	$4.6	$14.0	$14.3

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management’s reasons for providing non-GAAP financial information.

DST SYSTEMS, INC.

RECONCILATION OF EARNINGS BEFORE INTEREST AND INCOME TAXES

TO FUNDS FROM OPERATIONS (“FFO”) AND DILUTED EPS

INVESTMENTS AND OTHER SEGMENT - U.S. REAL ESTATE OPERATIONS

(Unaudited - in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Reported GAAP earnings (loss) before interest and income taxes	$(1.3)	$20.1	$31.8	$77.6

Adjusted to remove:

GAAP earnings (loss) from non U.S. real estate operations	(3.2)	17.4	24.3	68.7

Reported U.S. Real Estate Operations GAAP earnings (loss) before interest and income taxes	1.9	2.7	7.5	8.9

Less: interest expense	(1.7)	(1.7)	(4.7)	(5.1)
Less: income taxes on earnings (loss) above	(0.1)	(0.4)	(1.1)	(1.5)

Reported U.S. Real Estate Operations Net Income	$0.1	$0.6	$1.7	$2.3

Reported U.S. Real Estate Operations Diluted EPS	$	$0.01	$0.04	$0.05

Reported U.S. Real Estate Operations Net Income	$0.1	$0.6	$1.7	$2.3

Adjusted to remove:

Depreciation and amortization	2.3	2.2	6.6	6.5

Pro-rata portion of depreciation and amortization of unconsolidated affiliates	2.2	2.3	6.6	6.9
U.S. Real Estate Funds From Operations	$4.6	$5.1	$14.9	$15.7

U.S. Real Estate Funds From Operations Diluted EPS	$0.10	$0.11	$0.32	$0.33

Note:  Use of Non-GAAP Financial Information section for management’s reasons for providing non-GAAP financial information.